Exhibit 99.1

Popular, Inc. Reports Financial Results for the Quarter and Six Months Ended June 30, 2011

SAN JUAN, Puerto Rico--Wednesday, July 20, 2011--Popular, Inc. (“the Corporation” or “Popular”) (NASDAQ: BPOP) reported net income of $110.7 million for the quarter ended June 30, 2011, compared with net income of $10.1 million for the quarter ended March 31, 2011, and a net loss of $44.5 million for the quarter ended June 30, 2010. Pre-tax income for the quarter ended June 30, 2011 amounted to $72.6 million, compared with pre-tax income of $157.4 million for the quarter ended March 31, 2011 and a pre-tax loss of $17.3 million for the quarter ended June 30, 2010.

For the six months ended June 30, 2011, the Corporation’s net income and pre-tax income totaled $120.8 million and $229.9 million, respectively, compared to a net loss and pre-tax loss of $129.5 million and $111.6 million, respectively, for the same period in 2010.

Mr. Richard L. Carrión, Chairman of the Board and Chief Executive Officer, stated, “We are producing strong and consistent levels of revenues despite credit conditions not improving as quickly as we would like. There are some encouraging signs in the Puerto Rico economy but we remain cautious. The main takeaway is that we had another profitable quarter, even excluding the favorable tax impact.”

Amounts reported for the quarter and six months ended June 30, 2010 reflect the retrospective adjustments made during the fourth quarter of 2010 to the estimated fair values of assets acquired and liabilities assumed associated with the Westernbank FDIC-assisted transaction which reflect new information obtained during the measurement period, about facts and circumstances that existed as of the acquisition date that if known, would have affected the acquisition-date fair value measurements. Amounts reported in the tables for the period ended June 30, 2010 are labeled “as recasted”.

Refer to the accompanying Exhibit A - Financial Summary for “per common share” information and key performance ratios.

Main events for the quarter ended June 30, 2011

  The results for the second quarter of 2011 reflect a tax benefit of $59.6 million related to the timing of loan charge-offs for tax purposes. In May 2011, the Puerto Rico Department of the Treasury (the “P.R. Treasury”) issued a private ruling to the Corporation (the “Ruling”) creating an agreement to establish the criteria to determine when a charge-off for accounting and financial reporting purposes should be reported as a deduction for tax purposes. On June 30, 2011, the P.R. Treasury and the Corporation signed a closing agreement in which both parties agreed that for tax purposes the deductions related to certain charge-offs recorded on the financial statements of the Corporation for the years 2009 and 2010 will be deferred until 2013, 2014, 2015 and 2016. As a result of the agreement, the Corporation made a payment of $89.4 million to the P.R. Treasury and recorded a tax benefit on its financial statements of $143 million, or $53.6 net of the payment made to the P.R. Treasury, resulting from the recovery of certain tax benefits not previously recorded during years 2009 (the benefit of reduced tax rates for capital gains) and 2010 (the benefit of exempt income) that were previously unavailable to the Corporation as a result of being in a loss position for tax purposes in such years. Also, the Corporation recorded a tax benefit of $6.0 million related to the tax benefit of the exempt income for the first quarter of 2011. The effective tax rate for the Corporation’s Puerto Rico banking operations for 2011 is estimated at 22%.
  During the second quarter of 2011, the Corporation updated the cash flow estimates on the Westernbank acquired covered loan portfolio to reflect the current and expected credit performance of the portfolio. Interest income recognized on the covered loans increased by $13.3 million for the quarter ended June 30, 2011 when compared with the first quarter of 2011. Management’s loan review during the quarter ended June 30, 2011 of the covered loan portfolio reflected that overall expected credit losses declined versus previous estimates. However, certain Westernbank loans in some of the loan pools did show increased expected losses, and the provision for loan losses was increased to reflect this. During the quarter ended June 30, 2011, the Corporation recognized $48.6 million in provision for loan losses on covered loans related to certain loan relationships, compared with $15.6 million for the quarter ended March 31, 2011. For loan pools where expected cash flows improved, the benefit will be recognized prospectively through interest income. For those ASC Subtopic 310-30 loan pools where the cash flows have deteriorated or ASC Subtopic 310-20 acquired loans which require a reserve due to impairment, the Corporation records a provision for loan losses. The negative effect of the provision to the Corporation’s results of operations before tax is about 20 percent of the covered loans related provision since the loss sharing agreement covers 80 percent of the losses and is included as part of FDIC loss share income in the statement of operations included in Exhibit A and described in the Non-interest Income section.

Financial overview

  Net interest income increased by $31.2 million for the quarter ended June 30, 2011 when compared with the first quarter of 2011 driven primarily by an increase in the yield on loans covered under FDIC loss sharing agreements (the “covered loans”), an increase in interest income on the non-covered mortgage loan portfolio due to higher volume, and lower cost of funds. During the second quarter of 2011, the Corporation completed a $282 million purchase of performing mortgage loans in Puerto Rico; a previous purchase was completed in March 2011 and involved approximately $236 million of mortgage loans. The Corporation continues to look for more transactions in which it can acquire assets with moderate credit risk to help offset the limited demand for loans and raise revenues.
  The provision for loan losses increased by $69.0 million for the quarter ended June 30, 2011, compared with the first quarter of 2011, principally due to the $33.0 million increase related to the covered loans and $36.0 million in non-covered loans principally due to higher volume of commercial loan net charge-offs. Also, the provision for loan losses for the first quarter of 2011 was favorably impacted by a benefit of $13.8 million related to an improvement in the pricing of non-conventional mortgage loans sold by Banco Popular North America (“BPNA”) during that quarter. Refer to the Credit Quality section for additional information on these variances.
  Non-interest income declined by $40.2 million when comparing second and first quarter results for 2011. The decline was mainly due to higher unfavorable valuation adjustments on loans held-for-sale, principally due to $12.8 million in fair value adjustments related to disbursements made to customers on the unfunded commitments of construction and commercial loans held-for-sale. The decline in non-interest income was also a result of the favorable impact on first quarter earnings of $16.7 million, net of tax, from the sale of the Corporation’s equity investment in the processing business of Consorcio de Tarjetas Dominicanas, S.A. (“Contado”). The variance in non-interest income was further influenced by a decrease in the equity pick-up from the Corporation’s 49% ownership interest in Carib Holdings (referred to as “EVERTEC”), which was positively impacted during the quarter ended March 31, 2011 due to changes in the tax code by $13.8 million. First quarter results were also favorably impacted by a higher fair value adjustment in the equity appreciation instrument compared to the second quarter of 2011 by $7.2 million. These unfavorable variances were partially offset by a net increase in FDIC loss share income of $22.6 million due to the recording of a provision for loan losses on loans covered under the loss sharing agreements.
  Operating expenses for the quarter ended June 30, 2011 increased by $6.8 million when compared with the first quarter of 2011, principally because of higher FDIC deposit insurance assessments, personnel costs, professional fees and losses on the sale of other real estate owned (“OREO”). These unfavorable variances were partially offset by lower prepayment penalties on early extinguishment of debt, lower provision for unfunded credit commitments and lower write down of the net assets of the Venezuela operations.
  Net income for the quarter ended June 30, 2011 was driven in part by the income tax benefit recorded in the second quarter. The Corporation recognized an income tax benefit of $38.1 million for the quarter ended June 30, 2011, compared with an income tax expense of $147.2 million for the quarter ended March 31, 2011. As explained previously, the variance in income tax was the result of the impact of the private ruling and closing agreement described previously which resulted in a tax benefit for the Corporation of $59.6 million. During the first quarter, the Corporation recorded a charge to income tax expense of $103.3 million due to the impact on the deferred tax assets of a reduction in the marginal corporate income tax rate.

Reconciliation of net income (loss) per common share:

The following table provides a reconciliation of net income (loss) per common share for the quarters ended June 30, 2011, March 31, 2011, and June 30, 2010 and for the six months ended June 30, 2011 and 2010:

	Quarter ended			Six months ended
(In thousands, except share information)	June 30, 2011	March 31, 2011	June 30, 2010 (as recasted)	June 30, 2011	June 30, 2010 (as recasted)
Net income (loss)	$110,685	$10,132	($44,489)	$120,817	($129,544)
Preferred stock dividends	(931)	(930)	-	(1,861)	-
Deemed dividend on preferred stock	-	-	(191,667)	-	(191,667)
Net income (loss) applicable to common stock	$109,754	$9,202	($236,156)	$118,956	($321,211)
Average common shares outstanding	1,021,225,911	1,021,536,201	853,010,208	1,021,380,199	746,598,082
Average potential dilutive common shares	670,230	802,894	-	1,162,996	-
Average common shares outstanding - assuming dilution	1,021,896,141	1,022,339,095	853,010,208	1,022,543,195	746,598,082
Basic and diluted net income (loss) per common share	$0.11	$0.01	(0.28)	$0.12	($0.43)

Net Interest Income

Net interest income for the second quarter of 2011 was $374.5 million, compared with $343.4 million for the first quarter of 2011 and $314.6 million for the second quarter of 2010. The increase in interest income for the second quarter of 2011 was mainly a combination of higher loan yields, a higher volume of mortgage loans, interest income on covered loans and lower funding costs, including deposits and long-term debt.

The following table summarizes the principal changes in average earning assets and funding sources and their corresponding yields and costs for the quarters ended June 30, 2011, March 31, 2011 and June 30, 2010.

	Average Balances			Average Yields / Costs
	2nd Quarter 2011	1st Quarter 2011	2nd Quarter 2010	2nd Quarter 2011	1st Quarter 2011	2nd Quarter 2010
(Dollars in billions)			(as recasted)			(as recasted)
Money market, trading and investment securities	$7.6	$7.5	$9.3	3.39%	3.33%	3.06%
Loans:
Commercial (a)	11.8	12.1	13.6	4.74	4.77	4.84
Mortgage	5.1	4.7	4.6	6.36	6.01	5.75
Consumer	3.6	3.7	3.9	10.26	10.36	10.39
Lease financing	0.6	0.6	0.6	8.85	9.01	8.68
Total loans, excluding covered loans	21.1	21.1	22.7	6.19	6.14	6.09
Covered loans (b)	4.7	4.8	3.4	9.91	8.61	9.07
Total earning assets	$33.4	$33.4	$35.4	6.07%	5.87%	5.57%

Interest bearing deposits	$22.6	$22.4	$22.2	1.25%	1.39%	1.64%
Borrowings	6.5	6.7	8.7	3.81	3.90	4.01
Total interest bearing liabilities	29.1	29.1	30.9	1.82	1.98	2.31
Non-interest bearing sources of funds	4.3	4.3	4.5
Total funds	$33.4	$33.4	$35.4	1.59%	1.72%	2.01%
Net interest spread				4.25%	3.89%	3.26%
Net interest yield (c)				4.48%	4.15%	3.56%
(a) Includes commercial construction loans
(b) Covered loans represent loans acquired in the Westernbank FDIC-assisted transaction which are covered under loss sharing agreements with the Federal Deposit Insurance Corporation (FDIC).
(c) Not on a taxable equivalent basis

The increase in net interest income of $31.2 million for the quarter ended June 30, 2011 compared with the first quarter of 2011 was mostly due to higher interest income on loans by $19.1 million, principally in covered loans and mortgage loans. Covered loans contributed with interest income of $115.9 million for the second quarter of 2011, compared with $102.5 million for the first quarter of 2011. This increase was the result of higher accretion on loans accounted for under ASC Subtopic 310-30 by $27.3 million due to an improvement in actual and expected cash flows in certain loan pools, partially offset by $15.3 million of lower discount accretion on covered loans (revolving facilities) accounted pursuant to ASC Subtopic 310-20. The increase in interest income on mortgage loans was mainly the result of an increase in the mortgage loan portfolio for the quarter ended June 30, 2011 by approximately $370 million on average, as compared to the quarter ended March 31, 2011, mostly resulting from loan purchases of performing mortgage loans during the six months ended June 30, 2011 and a higher volume of loan originations, accompanied by an increase of 35 basis points in the mortgage loan yield. The favorable variance in net interest income was also the result of lower interest expense on interest-bearing deposits by $6.2 million due to lower cost of funds, principally on savings accounts and individual retirement accounts. The Corporation has made progress in lowering the costs of its Puerto Rico deposits. Interest expense on long-term debt declined by $3.2 million due to a lower cost of funds and reduced levels in the note issued to the FDIC as part of the FDIC-assisted transaction by $434 million, on average, during the second quarter of 2011. Reducing funding costs has been a major initiative of the Corporation.

Net interest yield for the quarter ended June 30, 2011 increased by 92 basis points, compared with the quarter ended June 30, 2010. This increase was primarily the result of a reduction in the cost of interest-bearing deposits, principally time deposits, because of management actions to reduce their cost.

Credit Quality

As of June 30, 2011, the Corporation’s allowance for loan losses, including the allowance for loan losses on loans covered under FDIC loss sharing agreements (the “covered loans”), increased to $747 million or 2.95% of the Corporation’s total loans held-in-portfolio, compared with $737 million or 2.90% as of March 31, 2011, and $1.3 billion or 4.64% as of June 30, 2010. The increase in the allowance for loan losses, including the allowance for covered loans, from March 31, 2011 to June 30, 2011 was mainly driven by an increase of $7 million in the general component of the Corporation’s allowance for loan losses, including covered loans, coupled with an increase of $3 million in the specific allowance component. The increase in the general reserve component was prompted by: (i) higher general reserve requirements of $47 million on loans acquired in the Westernbank FDIC-assisted transaction, principally due to additional reserve requirements in acquired loans accounted for pursuant to ASC Subtopic 310-30, mainly related to certain commercial real estate pools that experienced higher than expected credit deterioration, and (ii) an increase of $8 million in the allowance for loan losses for the Banco Popular de Puerto Rico (“BPPR”) reportable segment non-covered commercial loan portfolio resulting from higher net charge-offs experienced during the second quarter of 2011. The increases described in items (i) and (ii) were partially offset by decreases of $42 million in total allowance for loan losses for the construction, leasing, mortgage and consumer non-covered loan portfolios, mainly driven by decreases of $19 million and $15 million in the Corporation’s total allowance for loan losses for the non-covered construction and consumer loan portfolios, respectively. The decrease in the allowance for loan losses for the Corporation’s non-covered construction loan portfolio was driven by lower net charge-offs at the BPPR reportable segment together with lower portfolio balance, and by lower level of problem loans remaining at the BPNA reportable segment. The decrease in the Corporation’s allowance for loan losses for the non-covered consumer loan portfolio from March 31, 2011 to June 30, 2011 continued to reflect favorable credit trends both in Puerto Rico and the U.S. mainland operations.

The provision for loan losses, including the provision for covered loans, for the quarter ended June 30, 2011, increased by $69.0 million, or 92%, when compared to the quarter ended March 31, 2011. Compared to the quarter ended June 30, 2010, the provision for loan losses decreased by $57.9 million, or 29%. The higher provision for loan losses, including the provision for covered loans, for the second quarter of 2011, compared to the first quarter of 2011, was attributed to increases of $52.1 million and $16.9 million in the provision for loan losses related to the BPPR and BPNA reportable segments, respectively. The increase in the provision for loan losses of the BPPR reportable segment was primarily attributed to an increase of $33.0 million in the provision for loan losses for the covered loan portfolio from the Westernbank FDIC-assisted transaction and an increase in the provision for loan losses for the BPPR non-covered commercial loan portfolio, driven principally by higher net charge-offs experienced during the quarter. The increase in the provision for loan losses for the BPNA reportable segment compared to the first quarter was mainly driven by the benefit experienced during the first quarter of 2011 of $13.8 million related to the sale of a portion of the U.S. mainland non-conventional mortgage loan portfolio. Excluding the $13.8 million benefit recorded during the first quarter of 2011, the provision for loan losses for the BPNA reportable segment increased by $3.1 million, driven principally by net charges-offs in the mortgage loan portfolio.

Provision for Loan Losses

The Corporation’s provision for loan losses totaled $144.3 million or 108% of net charge-offs for the quarter ended June 30, 2011, compared with $75.3 million or 52% of net charge-offs for the quarter ended March 31, 2011. The higher provision for loan losses for the second quarter of 2011, compared with the quarter ended March 31, 2011 was mainly the result of a provision of $48.6 million on the covered loan portfolio recognized during the second quarter of 2011, compared to a provision of $15.6 million on this covered loan portfolio during the first quarter of 2011. Excluding the impact of the provision for loan losses on the covered loans, the provision for loan losses for the second quarter of 2011 increased by $36.0 million when compared with the first quarter of 2011. The increase was principally driven by a higher provision for loan losses on the non-covered commercial loan portfolio at the BPPR reportable segment, driven principally by higher net charge-offs. This portfolio continues to be negatively impacted by the current economic conditions in Puerto Rico.

The Corporation’s provision for loan losses for the second quarter of 2011 decreased by $57.9 million when compared with the quarter ended June 30, 2010, reflecting improvements in the credit quality of certain portfolios as well as the positive results of steps taken by the Corporation to mitigate the overall credit risks. Excluding covered loans, the Corporation’s provision for loan losses for the quarter ended June 30, 2011 decreased by $106.5 million, compared with the same quarter in 2010.

For the quarter ended June 30, 2011, the provision for loan losses corresponding to the non-covered loan portfolio in the BPPR reportable segment amounted to $70.7 million or 89% of net charge-offs, compared with $51.7 million or 62% of net charge-offs for the first quarter of 2011. The increase was principally driven by a higher provision for loan losses for the non-covered commercial loan portfolio, driven principally by higher net charge-offs. Net charge-offs in the non-covered commercial loan portfolio of the BPPR reportable segment increased by $11.4 million when compared to the first quarter of 2011. The increase in net-charge offs of the BPPR commercial loan portfolio was driven by net charge-offs on impaired non-covered commercial loans accounted for as collateral dependent loans for impairment purposes.

The $48.6 million provision for loan losses related to the covered loans recognized during the quarter ended June 30, 2011 principally consisted of: (i) a provision of $43.6 million for covered loans accounted for under ASC Subtopic 310-30, as 9 pools (out of 117 pools), mainly commercial real estate pools, reflected higher than expected credit deterioration, and (ii) a provision of $6.1 million for covered loans accounted for under ASC Subtopic 310-20. Decreases in expected cash flows after the acquisition date for loans (pools) accounted for under ASC Subtopic 310-30 are recognized by recording an allowance for loan losses in the current period. During the quarter ended March 31, 2011, the Corporation recognized a provision for loan losses of $15.6 million and net charge-offs of $6.4 million related to the covered loan portfolio. No provision for loan losses was necessary to be recorded during the quarter ended June 30, 2010 on the covered loans.

The provision for loan losses for the quarter ended June 30, 2011 as it corresponds to the BPNA reportable segment increased by $16.9 million when compared with the quarter ended March 31, 2011. This increase was mainly driven by the absence of the previously mentioned benefit of $13.8 million recorded in the first quarter related to the sale transaction of non-conventional mortgage loans. The provision for loan losses to net charge-offs ratio in the BPNA reportable segment for the second quarter of 2011 was 46%, compared to 14% for the first quarter 2011. Net charge-offs of the BPNA reportable segment decreased slightly to $54.3 million for the second quarter of 2011, compared with $55.6 million for the first quarter of 2011.

The table that follows summarizes the changes in the allowance for loan losses for the periods indicated.

	Quarters ended
	June 30, 2011			March 31,2011			June 30, 2010
(In thousands)	Non-Covered Loans	Covered Loans	Total	Non-Covered Loans	Covered Loans	Total	Total [1]
Balance as of the beginning of the period	$727,346	$9,159	$736,505	$793,225	-	$793,225	$1,277,036
Provision for loan losses	95,712	48,605	144,317	59,762	$15,557	75,319	202,258
	823,058	57,764	880,822	852,987	15,557	868,544	1,479,294
Net charge-offs:
Commercial	81,928	263	82,191	71,826	1,707	73,533	71,138
Construction	(1,356)	-	(1,356)	13,168	4,345	17,513	53,556
Lease financing	757	-	757	1,231	-	1,231	3,091
Mortgage	11,181	-	11,181	8,247	-	8,247	26,150
Consumer	40,870	332	41,202	44,976	346	45,322	48,343
Total net charge-offs	$133,380	$595	$133,975	$139,448	$6,398	$145,846	$202,278
Recovery related to loans transferred to loans held-for-sale	-	-	-	13,807	-	13,807	-
Balance as of the end of the period	$689,678	$57,169	$746,847	$727,346	$9,159	$736,505	$1,277,016
[1] There was no allowance for loan losses on covered loans as of June 30, 2010.

	Six months ended
	June 30, 2011			June 30, 2010
(In thousands)	Non-Covered Loans	Covered Loans	Total	Total [1]
Balance as of the beginning of the period	$793,225	-	$793,225	$1,261,204
Provision for loan losses	155,474	$64,162	219,636	442,458
	948,699	64,162	1,012,861	1,703,662
Net charge-offs:
Commercial	153,754	1,970	155,724	150,255
Construction	11,812	4,345	16,157	104,994
Lease financing	1,988	-	1,988	7,025
Mortgage	19,428	-	19,428	53,524
Consumer	85,846	678	86,524	110,848
Total net charge-offs	$272,828	$6,993	$279,821	$426,646
Recovery related to loans transferred to loans held-for-sale	13,807	-	13,807	-
Balance as of the end of the period	$689,678	$57,169	$746,847	$1,277,016
[1] There was no allowance for loan losses on covered loans as of June 30, 2010.

The Corporation’s net charge-offs for the quarter ended June 30, 2011 decreased by approximately $11.9 million, or 8%, compared with the first quarter of 2011. Excluding covered loans, net charge-offs for the second quarter of 2011 decreased by $6.1 million, or 4%, compared with the quarter ended March 31, 2011. The decrease was mainly driven by lower net charge-offs in the non-covered construction and consumer loan portfolios.

Excluding covered loans, net charge-offs related to the non-covered construction loan portfolios of the BPPR and BPNA reportable segments decreased by $14.0 million and $0.6 million, respectively. The decrease in construction loan net charge-offs for the BPPR segment was mainly associated to lower charge-offs given that a significant portion of the portfolio was reclassified to held-for-sale in December 2010 and to loan recoveries of approximately $6.2 million for the second quarter of 2011, mostly related to certain construction loans to finance residential projects which had been charged-off in previous quarters. The decrease in net charge-offs experienced in the construction loan portfolio of the BPNA reportable segment was attributable to a lower portfolio balance and a lower level of problem loans remaining in the portfolio.

The decrease of $4.1 million in non-covered consumer loan net charge-offs for the quarter ended June 30, 2011, compared with the quarter ended March 31, 2011, was mainly attributed to the consumer loan portfolio of the Corporation’s U.S. mainland operations. Most consumer loan portfolios both in Puerto Rico and the U.S. mainland have continued to reflect stable credit trends.

The non-covered commercial loan net charge-offs for the second quarter of 2011 increased by $10.1 million, compared with the quarter ended March 31, 2011. The increase was attributable to net charge-offs from the BPPR non-covered commercial loan portfolio, driven principally by impaired commercial loans accounted for as collateral dependent loans. Non-covered commercial loan net charge-offs for the BPPR reportable segment increased by $11.4 million, from $38.5 million for the quarter ended March 31, 2011 to $49.9 million for the quarter ended June 30, 2011. Commercial loan net charge-offs for the BPNA reportable segment amounted to $32.0 million for the second quarter of 2011, compared with $33.3 million for the first quarter of 2011. This decrease was associated with certain U.S. commercial loan segments, which have shown improvement in terms of delinquencies and losses.

The non-covered mortgage loan net charge-offs for the second quarter of 2011 increased by $2.9 million, compared with the quarter ended March 31, 2011. The increase was mainly attributable to higher net charge-offs in the BPNA reportable segment mortgage loan portfolio.

Non-performing assets

The following table presents non-performing assets by type and non-performing loans as a percentage of loans held-in-portfolio (“HIP”).

(Dollars in thousands)	June 30, 2011	As a percentage of loans HIP by category (2)	March 31, 2011	As a percentage of loans HIP by category (2)	June 30, 2010 (as recasted)	As a percentage of loans HIP by category
Commercial	$784,587	7.3%	$752,338	6.8%	$801,378	6.8%
Construction	198,235	50.3	224,159	51.0	843,806	56.4
Lease financing	4,457	0.8	5,312	0.9	7,548	1.2
Mortgage	615,762	11.5	599,361	12.2	613,838	13.1
Consumer	49,424	1.4	53,970	1.5	63,021	1.6
Total non-performing loans held-in-portfolio, excluding covered loans	1,652,465	8.0%	1,635,140	7.9%	2,329,591	10.4%
Non-performing loans held-for-sale (4)	399,869		464,577		-
Other real estate owned (“OREO”), excluding covered OREO	162,419		156,888		142,372
Total non-performing assets, excluding covered assets	$2,214,753		$2,256,605		$2,471,963
Covered loans and OREO (1)	89,782		79,075		67,209
Total non-performing assets	$2,304,535		$2,335,680		$2,539,172
Excluding covered loans and covered OREO (3)
Allowance for loan losses to loans held-in-portfolio	3.34%		3.52%		5.68%
Allowance for loan losses to non-performing loans, excluding loans held-for-sale	41.74%		44.48%		54.82%
Including covered loans and covered OREO
Allowance for loan losses to loans held-in-portfolio	2.95%		2.90%		4.64%
Allowance for loan losses to non-performing loans, excluding held-for-sale	44.79%		44.67%		54.54%

(1) The amount consists of $15 million in non-performing covered loans accounted for under ASC Subtopic 310-20 and $75 million in covered OREO as of June 30, 2011, and $13 million and $66 million, respectively, as of March 31, 2011, and $12 million and $55 million, respectively, as of June 30, 2010. It excludes covered loans accounted for under ASC Subtopic 310-30 as they are considered to be performing due to the application of the accretion method, in which these loans will accrete interest income over the remaining life of the loans using estimated cash flow analyses.

(2) Loans held-in-portfolio used in the computation exclude $4.6 billion in covered loans as of June 30, 2011, $4.7 billion as of March 31, 2011, and $5.1 billion as of June 30, 2010.

(3) These asset quality ratios have been adjusted to remove the impact of covered loans and covered foreclosed property. Appropriate adjustments to the numerator and denominator have been reflected in the calculation of these ratios. Management believes the inclusion of acquired loans in certain asset quality ratios that include non-performing assets, past due loans or net charge-offs in the numerator and denominator results in distortions of these ratios and they may not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting.

(4) Non-performing loans held-for-sale consist of $341 million in construction loans, $58 in commercial loans and $1 million in mortgage loans as of June 30, 2011, compared with $392 million, $61 million and $11 million, respectively, as of March 31, 2011.

Non-performing assets - Non-covered loan portfolio

The Corporation’s non-performing non-covered loans held-in-portfolio increased by $17 million from March 31, 2011 to June 30, 2011, reaching $1.7 billion or 8.0% of total non-covered loans held-in-portfolio as of June 30, 2011.

The increase in non-performing loans held-in-portfolio was driven by the non-covered commercial and residential mortgage loan portfolios of the BPPR reportable segment, which increased by $30 million and $10 million, respectively. Weak economic conditions in Puerto Rico have continued to adversely impact the commercial and residential mortgage loan delinquency rates. Non-performing non-covered construction loans held-in-portfolio of the BPPR reportable segment increased by $2 million from $57 million as of March 31, 2011 to $59 million as of June 30, 2011, mostly due to one construction credit relationship with an outstanding principal balance of $5 million, which was placed in non-accrual status during the second quarter of 2011. As of June 30, 2011, no specific valuation allowance was required for this non-covered construction credit relationship. The aforementioned increase was partially offset by principal payments received during the quarter on the non-performing non-covered construction loans held-in-portfolio. Non-covered consumer loans in non-performing status in the BPPR reportable segment continue to reflect signs of stable credit performance as non-performing loans in the portfolio remained almost unchanged when compared with the quarter ended March 31, 2011.

For the quarter ended June 30, 2011, additions to non-covered commercial loans and construction loans held-in-portfolio in non-performing status at the BPPR reportable segment (excluding commercial lines of credit and business credit cards) amounted to $112 million and $5 million, respectively, a decrease of $9 million and $7 million, when compared to the additions during the quarter ended March 31, 2011. When compared to the quarter ended December 31, 2010, additions to non-covered commercial loans and construction loans held-in-portfolio in non-performing status decreased by $26 million and $32 million, respectively. Although the Corporation continues to reflect additions to non-performing loans because of current economic conditions in Puerto Rico, the additions in the second quarter of 2011 were at a lower pace than in the previous two quarters. Non-performing loans held-in-portfolio in the BPNA reportable segment decreased by $23 million, from $438 million as of March 31, 2011 to $415 million as of June 30, 2011. The decrease was reflected in almost all loan categories, except for the commercial and mortgage loan portfolios which increased by $2 million and $6 million, respectively. Most loan portfolios in the BPNA reportable segment continue to show signs of credit stabilization.

Additions to commercial and construction loans held-in-portfolio in non-performing status at the BPNA reportable segment during the second quarter of 2011 amounted to $75 million and $3 million, respectively, an increase of $26 million and a decrease of $8 million, respectively, when compared to the additions for the first quarter of 2011. The increase in commercial non-performing loans for the BPNA reportable segment was principally attributable to one commercial credit relationship with an outstanding principal balance of $21 million, before charge-offs, which was restructured and placed in non-accrual status during the second quarter of 2011. Concurrently, BPNA recorded a charge-off of $5 million with respect to this credit relationship. At June 30, 2011, the outstanding principal balance on this credit relationship was $16 million and no specific valuation allowance was required. The decrease of $8 million in additions to BPNA’s non-performing construction loans was attributable to a lower level of problem loans remaining in the portfolio. When compared to the quarter ended December 31, 2010, additions to non-covered commercial loans and construction loans held-in-portfolio in non-performing status during the quarter ended June 30, 2011 decreased by $23 million and $34 million, respectively, driven by positive results of steps taken by the Corporation to mitigate the overall credit risks.

Refer to the Balance Sheet Comments section of this news release for a breakdown of the loan portfolio by major loan categories.

Allowance for loan losses for loans related to the non-covered loan portfolio

The following table sets forth information concerning the composition of the Corporation's allowance for loan losses (“ALLL”), excluding the allowance for the covered loan portfolio, as of June 30, 2011, March 31, 2011, and June 30, 2010 by loan category and by whether the allowance and related provisions were calculated individually pursuant to the requirements for specific impairment or through a general valuation allowance.

June 30, 2011
Non-Covered Loans
(Dollars in thousands)	Commercial	Construction	Lease Financing	Mortgage	Consumer	Total (2)
Specific ALLL	$7,755	$386	-	$11,665	-	$19,806
Impaired loans (1)	486,007	199,919	-	205,753	-	891,679
Specific ALLL to impaired loans (1)	1.60%	0.19%	-	5.67%	-	2.22%
General ALLL	$404,010	$19,399	$5,770	$66,307	$174,386	$669,872
Loans held-in-portfolio, excluding impaired loans (1)	10,250,326	193,840	586,056	5,141,759	3,594,034	19,766,015
General ALLL to loans held-in-portfolio, excluding impaired loans (1)	3.94%	10.01%	0.98%	1.29%	4.85%	3.39%
Total ALLL	$411,765	$19,785	$5,770	$77,972	$174,386	$689,678
Total non-covered loans held-in-portfolio (1)	10,736,333	393,759	586,056	5,347,512	3,594,034	20,657,694
ALLL to non-covered loans held-in-portfolio (1)	3.84%	5.02%	0.98%	1.46%	4.85%	3.34%
(1) Excludes covered loans from the Westernbank FDIC-assisted transaction.

(2) Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. As of June 30, 2011, the general allowance on the covered loans amounted to $56 million while the specific reserve amounted to $1 million.

March 31, 2011
Non-Covered Loans
(Dollars in thousands)	Commercial	Construction	Lease Financing	Mortgage	Consumer	Total
Specific ALLL (1)	$9,726	-	-	$8,166	-	$17,892
Impaired loans (1)	460,028	$217,892	-	147,026	-	824,946
Specific ALLL to impaired loans	2.11%	-	-	5.55%	-	2.17%
General ALLL (2)	$398,114	$39,204	$10,343	$71,944	$189,849	$709,454
Loans held-in-portfolio, excluding impaired loans (2)	10,664,303	221,507	592,091	4,748,656	3,625,286	19,851,843
General ALLL to loans held-in-portfolio, excluding impaired loans	3.73%	17.70%	1.75%	1.52%	5.24%	3.57%
Total ALLL	$407,840	$39,204	$10,343	$80,110	$189,849	$727,346
Total non-covered loans held-in-portfolio	11,124,331	439,399	592,091	4,895,682	3,625,286	20,676,789
ALLL to non-covered loans held-in-portfolio	3.67%	8.92%	1.75%	1.64%	5.24%	3.52%
(1) Excludes impaired covered loans acquired on the Westernbank FDIC-assisted transaction.

(2) Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. The general allowance on these loans amounted to $9 million as of March 31, 2011.

June 30, 2010 (as recasted)
Non-Covered Loans
(Dollars in thousands)	Commercial	Construction	Lease Financing	Mortgage	Consumer	Total
Specific ALLL (1)	$132,753	$188,949	-	$61,737	-	$383,439
Impaired loans (1)	644,575	816,471	-	278,025	-	1,739,071
Specific ALLL to impaired loans	20.60%	23.14%	-	22.21%	-	22.05%
General ALLL (2)	$345,712	$139,593	$16,799	$118,175	$273,298	$893,577
Loans held-in-portfolio, excluding impaired loans (2) (3)	11,141,660	679,145	636,913	4,410,630	3,857,401	20,725,749
General ALLL to loans held-in-portfolio, excluding impaired loans	3.10%	20.55%	2.64%	2.68%	7.09%	4.31%
Total ALLL	$478,465	$328,542	$16,799	$179,912	$273,298	$1,277,016
Total non-covered loans held-in-portfolio (3)	11,786,235	1,495,616	636,913	4,688,655	3,857,401	22,464,820
ALLL to non-covered loans held-in-portfolio	4.06%	21.97%	2.64%	3.84%	7.09%	5.68%
(1) Excludes impaired covered loans acquired on the Westernbank FDIC-assisted transaction.

(2) Excludes covered loans acquired on the Westernbank FDIC-assisted transaction. There was no allowance on these loans as of June 30, 2010.

(3) Includes $43 million (as recasted) of non-covered credit cards acquired on the Westernbank FDIC-assisted transaction.

The allowance for loan losses on the non-covered loan portfolio as of June 30, 2011 decreased by approximately $38 million when compared with March 31, 2011. The Corporation’s general allowance decreased by $40 million, while the specific allowance component increased by $2 million. The reduction in the general component of the allowance for loan losses on the non-covered loans for the quarter ended June 30, 2011 was attributable to lower portfolio balances and net charge-offs, principally from the Corporation’s construction and consumer loan portfolios.

The allowance for loan losses on the non-covered construction loan portfolio amounted to $20 million as of June 30, 2011, a decrease of $19 million compared with March 31, 2011. This decrease was prompted by a reduction of $4 million and $15 million in the general component of the allowance for loan losses of the BPPR and BPNA reportable segments, respectively. Net charge-offs related to the construction loan portfolio of the BPPR reportable segment decreased by $14.0 million for the second quarter of 2011, when compared with the quarter ended March 31, 2011. The decrease in the allowance for loan losses for the construction loan portfolio at the BPNA reportable segment was attributable to a lower portfolio balance and a lower level of problem loans remaining in the portfolio. The construction loan portfolio and non-performing loans of the BPNA reportable segment decreased by $58 million and $27 million, respectively, when compared with March 31, 2011.

The allowance for loan losses of the Corporation’s non-covered commercial loan portfolio as of June 30, 2011 increased by $4 million, from $408 million as of March 31, 2011. The allowance for loan losses for the non-covered commercial loan portfolio of the BPPR reportable segment increased by $8 million, mainly driven by higher non-performing loans and net charge-offs. Non-covered non-performing commercial loans and net charge-offs for the BPPR reportable segment increased by $30 million and $11.4 million, respectively, when compared with March 31, 2011. As of June 30, 2011, the allowance for loans losses for the BPNA reportable segment commercial loan portfolio reflected a decrease of $4 million when compared with March 31, 2011, principally driven by a lower portfolio balance associated with the downsizing of the legacy portfolio of the business lines exited by BPNA. The commercial loan portfolio of the BPNA reportable segment as of June 30, 2011 reflected a decrease of $128 million when compared with March 31, 2011.

The Corporation’s allowance for loan losses for the non-covered consumer loan portfolio as of June 30, 2011 decreased by $15 million from $190 million as of March 31, 2011. Most consumer loan portfolios both in Puerto Rico and the U.S. mainland have continued to reflect favorable credit trends.

The Corporation’s allowance for loan losses corresponding to the non-covered mortgage loan portfolio decreased by $2 million from March 31, 2011 to June 30, 2011. The decrease was principally driven by a higher level of net charge-offs from BPNA’s mortgage loan portfolio and an increase in specific reserves on mortgage loan troubled debt restructurings.

Non-interest Income

Non-interest income totaled $124.2 million for the quarter ended June 30, 2011, compared with $164.4 million for the quarter ended March 31, 2011 and $198.8 million for the quarter ended June 30, 2010.

The decrease of $40.2 million in non-interest income for the quarter ended June 30, 2011, compared with the quarter ended March 31, 2011, was principally due to an unfavorable variance in the caption of net (loss) gain on sale of loans, including valuation adjustments on loans held-for-sale, of $20.0 million, principally from higher fair value adjustments during the second quarter of 2011 on commercial and construction loans held-for-sale due to advances made on these loans. Also, as explained in the financial highlights section of this release, the first quarter earnings were favorably impacted by $16.7 million, net of tax, from the sale of the Corporation’s equity investment in the processing business of Consorcio de Tarjetas Dominicanas, S.A. (“Contado”). The variance in non-interest income was further influenced by a decrease in the equity pick-up from the Corporation’s 49% ownership interest in EVERTEC, which was positively impacted during the quarter ended March 31, 2011 by the changes to the tax code by $13.8 million. Additionally, the first quarter results included a higher benefit resulting from the fair value change of the FDIC equity appreciation instrument by $7.2 million. This higher benefit was not present in the second quarter because the instrument expired in early May 2011.

The above variances were partially offset by an increase of $22.6 million in the FDIC loss share income resulting mostly from the increase in the FDIC loss share indemnification asset due to the recording of provision for loan losses on loans covered under the loss sharing agreements as previously discussed. Also, the increase in FDIC loss share income is the result of a reduction in the discount accretion for the acquired loans accounted for pursuant to ASC Subtopic 310-20 (unfavorable impact in interest income and discussed in the net interest income section), which, as a result of reciprocal accounting, caused an 80% reduction in the related FDIC loss expense (favorable impact recorded in non-interest income). As of June 30, 2011, the unamortized discount on covered loans accounted for under ASC Subtopic 310-20 is not significant. These favorable variances in FDIC loss share income were partially offset by lower accretion of the FDIC loss sharing indemnification asset in the second quarter of 2011. This is the result of the reciprocal accounting which reflects the impact in the indemnification asset of the reduction in expected credit losses.

Operating Expenses

Operating expenses totaled $281.8 million for the quarter ended June 30, 2011, compared with $275.0 million for the quarter ended March 31, 2011 and $328.4 million for the quarter ended June 30, 2010.

As shown in Exhibit A, the increase of $6.8 million in operating expenses for the second quarter of 2011, compared with the first quarter of 2011, resulted principally from higher FDIC deposit insurance assessments by $10.0 million, personnel costs by $4.8 million, mostly in salaries and commissions, OREO expenses by $4.2 million, mainly from losses on the sale of repossessed properties, and professional fees by $2.8 million. These unfavorable variances were partially offset by lower prepayment penalties on early extinguishment of debt by $8.0 million, and general reductions in other operating expenses, including lower provision for unfunded commitments and lower write-downs on the net assets of the Corporation’s Venezuela operations. During the first quarter of 2011, the Corporation recognized an impairment loss of $8.6 million related to those operations.

Income Taxes

Income tax benefit amounted to $38.1 million for the quarter ended June 30, 2011, compared with an income tax expense of $147.2 million for the quarter ended March 31, 2011 and income tax expense of $27.2 million for the quarter ended June 30, 2010.

The variance in income tax for the second quarter of 2011 when compared with the first quarter of 2011 was mainly due to the previously mentioned impact in the quarter ended June 30, 2011 of the private ruling and closing agreement with the P.R. Treasury. Furthermore, during the quarter ended March 31, 2011, the Corporation recorded an additional income tax expense of $103.3 million resulting from a reduction in the Corporation’s deferred tax assets as a result of the reduction in the marginal corporate income tax rate implemented by the Puerto Rico tax reform.

Balance Sheet Comments

The accompanying Exhibit A provides information on the principal categories of the Corporation’s balance sheet as of June 30, 2011, March 31, 2011 and June 30, 2010, and the following sections provide more detailed information.

The table that follows provides a breakdown of the Corporation’s portfolio of investment securities available-for-sale (“AFS”) and held-to-maturity (“HTM”) on a combined basis. The decrease in investment securities was primarily related to maturities of agency securities and repayments of mortgage-backed securities, which proceeds were mostly used for prepaying the note payable issued to the FDIC as part of the assisted transaction.

(In millions)	June 30, 2011	March 31, 2011	Variance	June 30, 2010	Variance
U.S. Treasury securities	$50.6	$62.4	($11.8)	$166.5	($115.9)
Obligations of U.S. Government sponsored entities	1,248.7	1,461.1	(212.4)	1,749.5	(500.8)
Obligations of Puerto Rico, States and political subdivisions	125.1	143.3	(18.2)	236.4	(111.3)
Collateralized mortgage obligations	1,683.7	1,684.7	(1.0)	1,547.2	136.5
Mortgage-backed securities	2,349.0	2,413.4	(64.4)	2,979.7	(630.7)
Equity securities	8.3	9.4	(1.1)	8.7	(0.4)
Others	54.0	54.1	(0.1)	2.6	51.4
Total investment securities AFS and HTM	$5,519.4	$5,828.4	($309.0)	$6,690.6	($1,171.2)

Loans

The following table provides a breakdown of the Corporation’s loan portfolio as of period-end. The loans acquired in the Westernbank FDIC-assisted transaction which are subject to the loss sharing agreements are presented as covered loans in a separate loan category in the table that follows.

(In billions)	June 30, 2011	March 31, 2011	Variance	June 30, 2010	Variance
Non-covered loans held-in-portfolio:
Commercial	$10.7	$11.2	($0.5)	$11.8	($1.1)
Construction	0.4	0.4	-	1.5	(1.1)
Mortgage	5.4	4.9	0.5	4.7	0.7
Consumer	3.6	3.6	-	3.9	(0.3)
Lease Financing	0.6	0.6	-	0.6	-
Total non-covered loans held-in-portfolio	$20.7	$20.7	-	$22.5	(1.8)
Covered loans under FDIC loss sharing agreements	4.6	4.7	(0.1)	5.1	(0.5)
Loans held-for-sale	0.5	0.6	(0.1)	0.1	0.4
Total loans	$25.8	$26.0	($0.2)	$27.7	($1.9)

The increase in the non-covered mortgage loan portfolio from March 31, 2011 to June 30, 2011 was mainly in the BPPR reportable segment principally related to the previously mentioned purchase of $282 million (unpaid principal balance) in performing residential mortgage loans, loan origination activity in the BPPR reportable segment as well as loans repurchased under credit recourse arrangements.

The decrease in non-covered commercial loans held-in-portfolio from March 31, 2011 to June 30, 2011 was mainly in the BPPR reportable segment as a result of the repayment of commercial lines of credit from the Puerto Rico public sector during the quarter ended June 30, 2011, portfolio run-off, and loan charge-offs.

The decrease in the non-covered commercial loan portfolio from June 30, 2010 to the same date in 2011 was primarily associated with the downsizing of the legacy portfolio of the business lines exited by BPNA, slow loan origination activity due to the economic environment and charge-offs. The decline in the non-covered construction loan portfolio from June 30, 2010 to the same date in 2011 was principally driven by the previously reported held-for-sale transaction that took place in the fourth quarter of 2010, in which $503.9 million (book value) of construction loans were transferred to the loans held-for-sale category. Also, this decline in construction loans was related to charge-offs, conversion to repossessed properties and controlled activity for new advances. The decline in the non-covered consumer loan portfolio was mainly related to run-off of existing portfolios, principally exited lines of business at the BPNA operations, including E-LOAN, and lower volume of installment loans and credit cards in the BPPR reportable segment.

Deposits

A breakdown of the Corporation’s deposits as of period-end is presented in the following table.

(In billions)	June 30, 2011	March 31, 2011	Variance	June 30, 2010	Variance

Demand *	$6.3	$5.5	$0.8	$5.4	$0.9
Savings	10.8	10.7	0.1	10.6	0.2
Time	10.9	11.0	(0.1)	11.1	(0.2)
Total deposits	$28.0	$27.2	0.8	$27.1	0.9
* Includes non-interest and interest bearing demand deposits

Brokered certificates of deposit, which are included as time deposits, amounted to $2.7 billion as of June 30, 2011 compared with $2.5 billion as of March 31, 2011 and $2.0 billion as of June 30, 2010. The increase in demand deposits from March 31, 2011 was principally due to an increase in the volume of public fund deposits and deposits in trust.

Borrowings and capital

The accompanying Exhibit A also provides information on borrowings and stockholders’ equity as of June 30, 2011, March 31, 2011, and June 30, 2010.

The Corporation’s borrowings amounted to $6.1 billion as of June 30, 2011, compared with $6.7 billion as of March 31, 2011 and $10.5 billion as of June 30, 2010. The decrease in borrowings from March 31, 2011 to June 30, 2011 was mostly related to a reduction in principal of $505 million on the note issued to the FDIC, which had a carrying amount of $1.5 billion as of June 30, 2011, compared with $2.0 billion as of March 31, 2011. This decrease was due to a prepayment of $256 million and the impact of payments of principal from loan and claim collections. The decrease in borrowings from June 30, 2010 to the same date in 2011 was also principally related to paydowns on the note issued to the FDIC.

Stockholders’ equity totaled $4.0 billion as of June 30, 2011, compared with $3.8 billion as of March 31, 2011 and $3.6 billion as of June 30, 2010. The increase from March 31, 2011 to June 30, 2011 was mostly due to the net income for the quarter and a favorable change in unrealized gains on securities available-for-sale, net of tax, of $46 million. The increase in stockholders’ equity from June 30, 2010 to the same date in 2011 was mostly influenced by earnings for the period.

Popular, Inc.’s capital ratios continued to exceed all “well-capitalized” regulatory benchmarks as of June 30, 2011. Below is a summary of the Corporation’s estimated regulatory capital ratios as of June 30, 2011 and March 31, 2011.

	June 30, 2011	March 31, 2011	Minimum required
Tier 1 risk-based capital	15.19%	15.25%	4.00%
Total risk-based capital	16.47%	16.52%	8.00%
Tier 1 leverage	10.16%	10.18%	3.00% - 4.00%

Rules adopted by the federal banking agencies provide that a depository institution will be deemed to be well capitalized if it maintains a leverage ratio of at least 5%, a Tier 1 risk-based capital ratio of at least 6% and a total risk-based capital ratio of at least 10%.

The Corporation’s Tier 1 common equity to risk-weighted assets ratio was approximately 11.50% as of June 30, 2011 and 11.58% as of March 31, 2011.

Regulatory capital requirements for banking institutions are based on Tier 1 and Total capital, which include both common stock and certain qualifying preferred stock.

Reconciliation of Non-GAAP Financial Measures

The tables below present a reconciliation of tangible common equity to total stockholders’ equity and Tier 1 common equity to common stockholders’ equity. Ratios calculated based upon Tier 1 common equity have become a focus of regulators and investors, and management believes ratios based on Tier 1 common equity assist investors in analyzing the Corporation’s capital position. Because Tier 1 common equity is not formally defined by GAAP or, unlike Tier 1 capital, codified in the federal banking regulations, this measure is considered to be a non-GAAP financial measure.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, the Corporation has procedures in place to calculate these measures using the appropriate GAAP or regulatory components. Although these non-GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analyses of results as reported under GAAP.

The following table provides a reconciliation of total stockholders’ equity to tangible common equity:

(In thousands)	June 30, 2011	March 31, 2011
Total stockholders’ equity	$3,964,068	$3,804,906
Less: Preferred stock	(50,160)	(50,160)
Less: Goodwill	(647,318)	(647,387)
Less: Other intangibles	(54,186)	(56,441)
Total tangible common equity	$3,212,404	$3,050,918

The following table provides a reconciliation of common stockholders’ equity (GAAP) to Tier 1 common equity (non-GAAP):

(In thousands)	June 30, 2011	March 31, 2011
Common stockholders’ equity	$3,913,908	$3,754,746
Less: Unrealized gains on available for sale securities, net of tax (1)	(188,171)	(141,747)
Less: Disallowed deferred tax assets (2)	(271,139)	(143,137)
Less: Intangible assets:
Goodwill	(647,318)	(647,387)
Other disallowed intangibles	(22,596)	(25,649)
Less: Aggregate adjusted carrying value of all non-financial equity investments	(1,540)	(1,612)
Add: Pension liability adjustment, net of tax and accumulated net gains (losses) on cash flow hedges (3)	125,605	128,091
Total Tier 1 common equity	$2,908,749	$2,923,305

(1) In accordance with regulatory risk-based capital guidelines, Tier 1 capital excludes net unrealized gains (losses) on available-for-sale debt securities and net unrealized gains on available-for-sale equity securities with readily determinable fair values. In arriving at Tier 1 capital, institutions are required to deduct net unrealized losses on available-for-sale equity securities with readily determinable fair values, net of tax.

(2) Approximately $96 million of the Corporation’s $362 million of net deferred tax assets as of June 30, 2011 ($106 million and $251 million, respectively as of March 31, 2011), were included without limitation in regulatory capital pursuant to the risk-based capital guidelines, while approximately $271 million of such assets as of June 30, 2011 ($143 million as of March 31, 2011) exceeded the limitation imposed by these guidelines and, as “disallowed deferred tax assets,” were deducted in arriving at Tier 1 capital. The remaining $5 million of the Corporation’s other net deferred tax assets as of June 30, 2011 ($2 million as of March 31, 2011) represented primarily the following items (a) the deferred tax effects of unrealized gains and losses on available-for-sale debt securities, which are permitted to be excluded prior to deriving the amount of net deferred tax assets subject to limitation under the guidelines; (b) the deferred tax asset corresponding to the pension liability adjustment recorded as part of accumulated other comprehensive income; and (c) the deferred tax liability associated with goodwill and other intangibles.
(3) The Federal Reserve Bank has granted interim capital relief for the impact of pension liability adjustment.

Forward-Looking Statements

The information included in this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to (i) the rate of growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital; (v) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; (vi) the performance of the stock and bond markets; (vii) competition in the financial services industry; (viii) possible legislative, tax or regulatory changes; (ix) the impact of the Dodd-Frank Act on our businesses, business practice and cost of operations; and (x) additional Federal Deposit Insurance Corporation assessments. For a discussion of such factors and certain risks and uncertainties to which the Corporation is subject, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, as well as its filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

* * *

Founded in 1893, Popular, Inc. is the leading banking institution by both assets and deposits in Puerto Rico and ranks 35th by assets among U.S. banks. In the United States, Popular has established a community-banking franchise providing a broad range of financial services and products with branches in New York, New Jersey, Illinois, Florida and California.

* * *

An electronic version of this press release can be found at the Corporation’s website, www.popular.com.

EXHIBIT A

POPULAR, INC.
Financial Summary
(Unaudited)

	Quarter ended		2nd Quarter	Quarter ended	2nd Quarter 2011
	June 30,		2011 vs 2010	March 31,	vs 1st Quarter 2011
	2011	2010 [1]	$ Variance	2011	$ Variance
Summary of Operations --- (In thousands, except share information)

Interest income	$506,899	$492,417	$14,482	$485,451	$21,448
Interest expense	132,357	177,822	(45,465)	142,092	(9,735)

Net interest income	374,542	314,595	59,947	343,359	31,183
Provision for loan losses	144,317	202,258	(57,941)	75,319	68,998

Net interest income after provision for loan losses	230,225	112,337	117,888	268,040	(37,815)

Service charges on deposit accounts	46,802	50,679	(3,877)	45,630	1,172
Other service fees	58,307	103,725	(45,418)	58,652	(345)
Trading account profit (loss)	874	2,464	(1,590)	(499)	1,373
Net (loss) gain on sale and valuation adjustments of investment securities	(90)	397	(487)	-	(90)
Net (loss) gain on sale of loans, including valuation adjustments on loans held-for-sale	(12,782)	5,078	(17,860)	7,244	(20,026)
Adjustments to indemnity reserves on loans sold ((expense) recovery)	(9,454)	(14,389)	4,935	(9,848)	394
FDIC loss share income (expense)	38,670	(15,037)	53,707	16,035	22,635
Fair value change in equity appreciation instrument	578	24,394	(23,816)	7,745	(7,167)
Other non-interest income	1,255	41,516	(40,261)	39,409	(38,154)

Total non-interest income	124,160	198,827	(74,667)	164,368	(40,208)

Personnel costs	110,959	138,032	(27,073)	106,140	4,819
Net occupancy expenses	25,957	29,058	(3,101)	24,586	1,371
Professional fees	49,479	34,225	15,254	46,688	2,791
Business promotion	11,332	10,204	1,128	9,860	1,472
FDIC deposit insurance	27,682	17,393	10,289	17,673	10,009
Other real estate owned (OREO)	6,440	14,622	(8,182)	2,211	4,229
Loss on early extinguishment of debt	289	430	(141)	8,239	(7,950)
Other operating expenses	49,662	84,452	(34,790)	59,652	(9,990)

Total operating expenses	281,800	328,416	(46,616)	275,049	6,751

Income (loss) before income tax	72,585	(17,252)	89,837	157,359	(84,774)
Income tax (benefit) expense	(38,100)	27,237	(65,337)	147,227	(185,327)

Net income (loss)	$110,685	($44,489)	$155,174	$10,132	$100,553

Net income (loss) applicable to common stock [2]	$109,754	($236,156)	$345,910	$9,202	$100,552

Net income (loss) per common share: [2]
Basic and diluted per common share	$0.11	($0.28)		$0.01

Average common shares outstanding	1,021,225,911	853,010,208		1,021,536,201
Average common shares outstanding - assuming dilution	1,021,896,141	853,010,208		1,022,339,095
Common shares outstanding at end of period	1,023,977,895	1,022,695,797		1,023,416,118

Market value per common share	$2.76	$2.68	$0.08	$2.92	($0.16)
Book value per common share	$3.82	$3.49	$0.33	$3.67	$0.15

Market Capitalization --- (In millions)	$2,826	$2,741	$85	$2,988	($162)

Selected Average Balances --- (In millions)
Total assets	$38,687	$39,758	($1,071)	$38,678	$9
Stockholders' equity	3,712	3,222	490	3,597	115

Selected Financial Data at Period-End --- (In millions)
Total assets	$39,013	$42,348	($3,335)	$38,736	$277
Loans	25,783	27,622	(1,839)	25,976	(193)
Earning assets	33,647	37,311	(3,664)	33,576	71
Deposits	27,960	27,114	846	27,197	763
Borrowings	6,145	10,547	(4,402)	6,728	(583)
Interest bearing liabilities	28,741	32,867	(4,126)	29,011	(270)
Stockholders' equity	3,964	3,615	349	3,805	159

Performance Ratios
Net interest yield [3]	4.48%	3.56%		4.15%
Return on assets	1.15	(0.45)		0.11
Return on common equity	12.02	(6.17)		1.05

[1] As recasted.
[2] Refer to the table included in the press release for a reconciliation of net income (loss) per common share.
[3] Not on a taxable equivalent basis.

EXHIBIT A (CONTINUED)

POPULAR, INC.
Financial Summary
(Unaudited)

	For the six months ended
	June 30,
	2011	2010 [1]	$ Variance
Summary of Operations --- (In thousands, except share information)

Interest income	$992,350	$919,612	$72,738
Interest expense	274,449	336,100	(61,651)

Net interest income	717,901	583,512	134,389
Provision for loan losses	219,636	442,458	(222,822)

Net interest income after provision for loan losses	498,265	141,054	357,211

Service charges on deposit accounts	92,432	101,257	(8,825)
Other service fees	116,959	205,045	(88,086)
Trading account profit	375	2,241	(1,866)
Net (loss) gain on sale and valuation adjustments of investment securities	(90)	478	(568)
Net (loss) gain on sale of loans, including valuation adjustments on loans held-for-sale	(5,538)	10,146	(15,684)
Adjustments to indemnity reserves on loans sold ((expense) recovery)	(19,302)	(31,679)	12,377
FDIC loss share income (expense)	54,705	(15,037)	69,742
Fair value change in equity appreciation instrument	8,323	24,394	(16,071)
Other non-interest income	40,664	59,848	(19,184)

Total non-interest income	288,528	356,693	(68,165)

Personnel costs	217,099	258,964	(41,865)
Net occupancy expenses	50,543	57,934	(7,391)
Professional fees	96,167	61,274	34,893
Business promotion	21,192	18,499	2,693
FDIC deposit insurance	45,355	32,711	12,644
Other real estate owned (OREO)	8,651	19,325	(10,674)
Loss on early extinguishment of debt	8,528	978	7,550
Other operating expenses	109,314	159,644	(50,330)

Total operating expenses	556,849	609,329	(52,480)

Income (loss) before income tax	229,944	(111,582)	341,526
Income tax expense	109,127	17,962	91,165

Net income (loss)	$120,817	($129,544)	$250,361

Net income (loss) applicable to common stock [2]	$118,956	($321,211)	$440,167

Net income (loss) per common share: [2]
Basic and diluted per common share	$0.12	($0.43)

Dividends declared per common share	-	-

Average common shares outstanding	1,021,380,199	746,598,082
Average common shares outstanding - assuming dilution	1,022,543,195	746,598,082
Common shares outstanding at end of period	1,023,977,895	1,022,695,797

Market value per common share	$2.76	$2.68	$0.08
Book value per common share	$3.82	$3.49	$0.33

Market Capitalization --- (In millions)	$2,826	$2,741

Selected Average Balances --- (In millions)
Total assets	$38,683	$36,853	$1,830
Stockholders' equity	3,655	2,823	$832

Performance Ratios
Net interest yield [3]	4.32%	3.51%
Return on assets	0.63	(0.71)
Return on common equity	6.66	(9.92)

[1] As recasted.
[2] Refer to the table included in the press release for a reconciliation of net income (loss) per common share.
[3] Not on a taxable equivalent basis.

CONTACT:
Popular, Inc.
Investor Relations:
Jorge A. Junquera, 787-754-1685
Chief Financial Officer
Senior Executive Vice President
or
Media Relations:
Teruca Rullán, 787-281-5170 or 917-679-3596/mobile
Senior Vice President
Corporate Communications